Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Logistical Support, Inc.


We consent to the use in the Registration Statement of Logistical Support, Inc. on Amendment No. 1 to Form SB-2 to be filed with the Securities and Exchange Commission on or about November 15, 2004, of our report dated August 9, 2004, except for Note 1 - Organization and Line of Business, as to which the date is August 27, 2004, appearing in the Prospectus which is part of the Registration Statement. We also consent to the reference to us under the headings "Experts" in such Prospectus.


/s/ Stonefield Josephson, Inc.
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CERTIFIED PUBLIC ACCOUNTANTS
Santa Monica, California
January 7, 2005